1 Strictly Confidential. Do Not Duplicate or Distribute. Refresh Bob Evans Addressing the Company’s Misinformation August 2014 www.refreshbobevans.com

2 Strictly Confidential. Do Not Duplicate or Distribute. Disclaimer THIS PRESENTATION WITH RESPECT TO BOB EVANS FARMS, INC . (“BOB EVANS” OR THE “COMPANY’”) IS FOR GENERAL INFORMATIONAL PURPOSES ONLY . IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY OR PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION . THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF SANDELL ASSET MANAGEMENT CORP . (“SAMC”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION AND SAMC ANALYSES . CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC BY THE COMPANY OR OTHER COMPANIES CONSIDERED COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS . SAMC HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM A THIRD PARTY . ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN . THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE COMPANY WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN . THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF SAMC’S ACTION PLAN SET FORTH HEREIN ARE BASED ON ASSUMPTIONS THAT SAMC BELIEVES TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL . THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY . SAMC RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE . SAMC DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN . UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY . PRIVATE INVESTMENT FUNDS ADVISED BY SAMC CURRENTLY HOLD SHARES OF COMMON STOCK AND SECURITIES REPRESENTING AGGREGATE BENEFICAL OWNERSHIP OF APPROXIMATELY 7 . 6% 1 OF THE OUTSTANDING COMMON STOCK OF THE COMPANY . SAMC MANAGES INVESTMENT FUNDS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING – PUBLIC SECURITIES . IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE SAMC AND/OR ONE OR MORE OF THE INVESTMENT FUNDS IT MANAGES, FROM TIME TO TIME (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), TO SELL ALL OR A PORTION OF THEIR SHARES (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES . SAMC AND SUCH INVESTMENT FUNDS ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE COMPANY AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY AND OTHER INVESTORS AND THIRD PARTIES, AND CONDUCTING A PROXY OR CONSENT SOLICITATION WITH RESPECT TO POTENTIAL GOVERNANCE CHANGES, INCLUDING THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF THE COMPANY . 1 This amount excludes certain funds that are managed by Tom Sandell, CEO of Sandell, which are not participating in this solicitation

3 Strictly Confidential. Do Not Duplicate or Distribute. Additional Information Regarding the Solicitation SANDELL ASSET MANAGEMENT CORP . , CASTLERIGG MASTER INVESTMENTS LTD . , CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD . , CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD . , CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L . P . , CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD . , CASTLERIGG ACTIVE INVESTMENT FUND, LTD . , CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, L . P . , CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD . , PULTENEY STREET PARTNERS, L . P . AND THOMAS E . SANDELL (COLLECTIVELY, "SANDELL") AND DOUGLAS N . BENHAM, CHARLES M . ELSON, DAVID W . HEAD, C . STEPHEN LYNN, ANNELISE T . OSBORNE, ARON I . SCHWARTZ, MICHAEL WEINSTEIN AND LEE S . WIELANSKY (TOGETHER WITH SANDELL, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC . (THE "COMPANY") IN CONNECTION WITH THE COMPANY’S 2014 ANNUAL MEETING OF STOCKHOLDERS . ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SANDELL, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS . THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP : //WWW . SEC . GOV/ . IN ADDITION, MACKENZIE PARTNERS, INC . , SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (800) 322 - 2885 . INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14 A FILED BY SANDELL ASSET MANAGEMENT CORP . WITH THE SEC ON JULY 15 , 2014 . THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE .

4 Strictly Confidential. Do Not Duplicate or Distribute. Chronic and Severe Stock Price Underperformance Bob Evans’ Total Shareholder Return Relative to: Proxy Peers Family & Casual Dining Peers 1 Year - 10.0% - 17.0% - 9.1% 3 Year - 48.4% - 33.4% - 13.9% 5 Year - 121.2% - 130.1% - 47.9% 10 Year - 128.2% - 160.2% - 53.8 % Shareholders of Bob Evans have suffered years of woeful under - performance Source: Bloomberg (as of April 21, 2014, which was prior to Sandell’s nomination of its independent slate) Note: Proxy Peers consists of: BH, BJRI, BWLD, CAKE , CBRL, DAVE , DENN, DIN, DPZ , DRI, EAT, FRS, HAIN, LNCE , MCD, MKC, PNRA, PZZA, RRGB, RT, SAFM , SJM , TAST , WEN, and YUM; as per Bob Evans’ 2014 Preliminary Proxy Statement Note: Family & Casual Dining Peers (non - majority franchised) consist of: BJRI, BLMN, CAKE, CBRL, DRI , EAT, RRGB, and TXRH Note: We believe that Cracker Barrel is the most comparable family dining peer to Bob Evans

5 Strictly Confidential. Do Not Duplicate or Distribute. 1 Year 3 Year 5 Year 10 Year BJ’s - 0.3% +75.3% - 26.0% - 1.7% Bloomin’ Brands +12.8% NA NA NA Brinker - 18.1% - 50.1% - 117.7% - 3.5% Cheesecake Factory - 6.4% - 3.4% - 40.1% +68.3% Cracker Barrel - 6.4% - 84.3% - 191.2% - 138.7% Darden - 3.9% +45.0% +14.1% - 58.6% Red Robin - 17.3% - 37.8% - 156.7% +37.6% Texas Roadhouse - 7.9% - 12.3% - 55.1% NA S&P 500 - 21.1% - 10.3% - 30.1% +10.5% Russell 1000 - 21.2% - 10.3% - 33.3% +2.6% Nasdaq 100 - 31.9% - 22.5% - 70.4% - 83.1% A Consistent Track Record of Under Performance Source: Bloomberg Bob Evans Relative Performance vs. Peers (as of July 31, 2014)

6 Strictly Confidential. Do Not Duplicate or Distribute. Yet the Company Claims T hat Their Performance Has B een “Generally In Line” Cherry - picked dates Bob Evans’ exposure to the weather was not unique, and the gross margin at BEF Foods demonstrates that sow costs cannot be blamed for recent underperformance Source: Bob Evans Investor Presentation (July/August 2014)

7 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans TSR April 2013 – September 2013, Artificially Inflated and Short - Lived Outperformance 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% Apr-13 May-13 Jun-13 Jul-13 Aug-13 +39.3% April 26 – July 2 : Sandell purchased a sizable stake in Bob Evans in the open market, during which time the Company’s share price increased 18.4% July 16 : Sandell has conference call with the Company’s Chairman & CEO, and CFO August 5 & 6 : Sandell wrote a letter and had a subsequent conference call with the so - called “Lead Independent Director” Michael Gasser highlighting its concerns and calling attention to the Company’s undervalued assets September 24 : Sandell filed a Form 13 - D with the SEC; BOBE stock reaches 52 - week high of $60.22 August 19 : As a likely defensive measure, Bob Evans announces it was increasing its share repurchase authorization 600% from $25 million to $175 million June 22 – September 20 : Bob Evans repurchased 590,881 shares in the open market We believe that Bob Evans’ temporary positive performance was primarily driven by Sandell’s involvement Source: Bloomberg; SEC filings

8 Strictly Confidential. Do Not Duplicate or Distribute. September 2013 – Present, Bob Evans’ Abysmal Operating Performance Is Reflected In the Market -25% -20% -15% -10% -5% 0% 5% Sep-13 Nov-13 Dec-13 Jan-14 Mar-14 Apr-14 Jun-14 Jul-14 - 15.1% Sandell’s suggestions and Bob Evans’ dramatically increased buybacks could not overcome the abysmal operating performance of the Company Source: Bloomberg Dec 3: Company reports earnings: EPS is 36.5% below consensus estimates March 4 : Company reports earnings: EPS is 43.8% below consensus estimates Company guides - down FY2014 EPS an additional 25.6% July 8: Company reports abysmal operating performance, including continued declines in same store sales Company guides - down FY2015 EPS by 29% Jan 27: Company guides down FY2014 EPS by 14.3% April 24 th : Sandell announces nomination of eight independent directors

9 Strictly Confidential. Do Not Duplicate or Distribute. Underperformance Grid – 1 Year Ended On: 4/25/2013 7/15/2013 8/19/2013 4/23/2014 7/31/2014 BJ’s 39.5% 31.6% 39.0% 17.6% - 0.3% Bloomin’ Brands NA NA - 57.1% 5.6% 12.8% Brinker - 10.0% 0.5% - 1.9% - 22.6% - 18.1% Cheesecake Factory - 17.3% - 9.9% - 7.5% - 13.5% - 6.4% Cracker Barrel - 37.0% - 36.7% - 38.2% - 10.7% - 6.4% Darden 7.7% 24.2% 29.8% 5.7% - 3.9% Red Robin - 21.8% - 65.3% - 80.9% - 40.0% - 17.3% Texas Roadhouse - 14.0% - 11.0% - 27.2% - 14.4% - 7.9% Average - 7.6% - 9.5% - 18.0% - 9.0% - 6.0% Median - 14.0% - 9.9% - 17.3% - 12.1% - 6.4% Bob Evans Relative Performance vs. Peers Source: Bloomberg April 25, 2013 – Day before Sandell began purchasing BOBE shares on the open market August 19, 2013 – Day before Bob Evans announces it was increasing its share repurchase authorization 600% from $25 million to $175 million July 15, 2013 – Day before Sandell had conference call with Bob Evans’ Chairman & CEO, and CFO April 23, 2014 – Day before Sandell’s nomination of its independent slate

10 Strictly Confidential. Do Not Duplicate or Distribute. 4/25/2013 7/15/2013 8/19/2013 4/23/2014 7/31/2014 BJ’s 9.8% 53.9% 67.7% 91.1% 75.3% Bloomin’ Brands NA NA NA NA NA Brinker - 66.4% - 56.6% - 83.0% - 57.5% - 50.7% Cheesecake Factory - 1.4% 43.0% 11.3% - 6.4% - 3.4% Cracker Barrel - 33.7% - 1.6% - 29.4% - 48.1% - 84.3% Darden 18.2% 79.0% 72.5% 38.3% 45.0% Red Robin - 36.5% - 69.9% - 158.2% - 82.2% - 37.8% Texas Roadhouse - 2.4% 17.4% 4.4% - 4.1% - 12.3% Average - 16.0% 9.3% - 16.4% - 9.8% - 9.7% Median - 2.4% 17.4% 4.4% - 6.4% - 12.3% Bob Evans Relative Performance vs. Peers Underperformance Grid – 3 Year Ended On: Source: Bloomberg April 25, 2013 – Day before Sandell began purchasing BOBE shares on the open market August 19, 2013 – Day before Bob Evans announces it was increasing its share repurchase authorization 600% from $25 million to $175 million July 15, 2013 – Day before Sandell had conference call with Bob Evans’ Chairman & CEO, and CFO April 23, 2014 – Day before Sandell’s nomination of its independent slate

11 Strictly Confidential. Do Not Duplicate or Distribute. 4/25/2013 7/15/2013 8/19/2013 4/23/2014 7/31/2014 BJ’s - 72.0% - 225.1% - 85.4% 19.1% - 26.0% Bloomin’ Brands NA NA NA NA NA Brinker - 28.3% - 60.1% - 57.4% - 89.9% - 117.7% Cheesecake Factory - 16.6% - 77.4% - 89.3% - 113.0% - 40.1% Cracker Barrel - 90.0% - 359.9% - 238.2% - 115.2% - 191.2% Darden 5.7% 14.1% 15.5% 58.5% 14.1% Red Robin 53.7% - 29.7% - 52.2% - 73.8% - 156.7% Texas Roadhouse - 35.7% - 87.2% - 98.5% - 26.5% - 55.1% Average - 26.2% - 117.9% - 86.5% - 48.7% - 81.8% Median - 28.3% - 77.4% - 85.4% - 73.8% - 55.1% Bob Evans Relative Performance vs. Peers Underperformance Grid – 5 Year Ended On: Source: Bloomberg April 25, 2013 – Day before Sandell began purchasing BOBE shares on the open market August 19, 2013 – Day before Bob Evans announces it was increasing its share repurchase authorization 600% from $25 million to $175 million July 15, 2013 – Day before Sandell had conference call with Bob Evans’ Chairman & CEO, and CFO April 23, 2014 – Day before Sandell’s nomination of its independent slate

12 Strictly Confidential. Do Not Duplicate or Distribute. 4/25/2013 7/15/2013 8/19/2013 4/23/2014 7/31/2014 BJ’s - 214.2% - 131.4% - 65.8% - 36.1% - 1.7% Bloomin’ Brands NA NA NA NA NA Brinker - 3.6% 21.0% - 11.8% - 55.5% - 3.5% Cheesecake Factory 16.1% 31.4% 27.8% 11.9% 68.3% Cracker Barrel - 106.1% - 107.7% - 133.5% - 131.5% - 138.7% Darden - 117.1% - 107.5% - 64.5% - 93.0% - 58.6% Red Robin - 90.8% - 44.8% - 58.0% - 51.5% 37.6% Texas Roadhouse NA NA NA NA NA Average - 86.0% - 56.5% - 51.0% - 59.3% - 16.1% Median - 98.4% - 76.2% - 61.3% - 53.5% - 2.6% Bob Evans Relative Performance vs. Peers Underperformance Grid – 10 Year Ended On: Source: Bloomberg April 25, 2013 – Day before Sandell began purchasing BOBE shares on the open market August 19, 2013 – Day before Bob Evans announces it was increasing its share repurchase authorization 600% from $25 million to $175 million July 15, 2013 – Day before Sandell had conference call with Bob Evans’ Chairman & CEO, and CFO April 23, 2014 – Day before Sandell’s nomination of its independent slate

13 Strictly Confidential. Do Not Duplicate or Distribute. One Year Total Shareholder Return vs. Peers 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% Apr-13 Jul-13 Oct-13 Jan-14 Bob Evans Proxy Peers Cracker Barrel Family & Casual Dining Peers Proxy Peers + 28.4% Family & Casual Dining + 20.4% +21.3% + 11.3% Source: Bloomberg (as of April 21, 2014, which was prior to Sandell’s nomination of its independent slate) Note: Proxy Peers consists of: BH, BJRI, BWLD, CAKE , CBRL, DAVE , DENN, DIN, DPZ , DRI, EAT, FRS, HAIN, LNCE , MCD, MKC, PNRA, PZZA, RRGB, RT, SAFM , SJM , TAST , WEN, and YUM; as per Bob Evans’ 2014 Proxy Statement Note: Family & Casual Dining Peers (non - majority franchised) consist of: BJRI, BLMN, CAKE, CBRL, DRI , EAT, RRGB, and TXRH Note: We believe that Cracker Barrel is the most comparable family dining peer to Bob Evans

14 Strictly Confidential. Do Not Duplicate or Distribute. -40% -20% 0% 20% 40% 60% 80% 100% 120% 140% 160% Apr-11 Apr-12 Apr-13 Apr-14 Bob Evans Proxy Peers Cracker Barrel Family & Casual Dining Peers Proxy Peers +87.5% Family & Casual Dining +68.0% Three Year Total Shareholder Return vs. Peers + 102.5% +54.1% Source: Bloomberg (as of April 21, 2014, which was prior to Sandell’s nomination of its independent slate) Note: Proxy Peers consists of: BH, BJRI, BWLD, CAKE , CBRL, DAVE , DENN, DIN, DPZ , DRI, EAT, FRS, HAIN, LNCE , MCD, MKC, PNRA, PZZA, RRGB, RT, SAFM , SJM , TAST , WEN, and YUM; as per Bob Evans’ 2014 Proxy Statement Note: Family & Casual Dining Peers (non - majority franchised) consist of: BJRI, BLMN, CAKE, CBRL, DRI , EAT, RRGB, and TXRH Note: We believe that Cracker Barrel is the most comparable family dining peer to Bob Evans

15 Strictly Confidential. Do Not Duplicate or Distribute. Five Year Total Shareholder Return vs. Peers -50% 0% 50% 100% 150% 200% 250% 300% 350% Apr-09 Apr-10 Apr-11 Apr-12 Apr-13 Apr-14 Bob Evans Proxy Peers Cracker Barrel Family & Casual Dining Peers Proxy Peers +237.5% Family & Casual Dining + 155.4% +228.7% +107.5% Source: Bloomberg (as of April 21, 2014, which was prior to Sandell’s nomination of its independent slate) Note: Proxy Peers consists of: BH, BJRI, BWLD, CAKE , CBRL, DAVE , DENN, DIN, DPZ , DRI, EAT, FRS, HAIN, LNCE , MCD, MKC, PNRA, PZZA, RRGB, RT, SAFM , SJM , TAST , WEN, and YUM; as per Bob Evans’ 2014 Proxy Statement Note: Family & Casual Dining Peers (non - majority franchised) consist of: BJRI, BLMN, CAKE, CBRL, DRI , EAT, RRGB, and TXRH Note: We believe that Cracker Barrel is the most comparable family dining peer to Bob Evans

16 Strictly Confidential. Do Not Duplicate or Distribute. Ten Year Total Shareholder Return vs. Peers -100% -50% 0% 50% 100% 150% 200% 250% 300% Apr-04 Apr-05 Apr-06 Apr-07 Apr-08 Apr-09 Apr-10 Apr-11 Apr-12 Apr-13 Apr-14 Bob Evans Proxy Peers Cracker Barrel Proxy Peers +239.4% Family & Casual Dining + 133.0% +207.4% + 79.2% Source: Bloomberg (as of April 21, 2014, which was prior to Sandell’s nomination of its independent slate) Note: Proxy Peers consists of: BH, BJRI, BWLD, CAKE , CBRL, DAVE , DENN, DIN, DPZ , DRI, EAT, FRS, HAIN, LNCE , MCD, MKC, PNRA, PZZA, RRGB, RT, SAFM , SJM , TAST , WEN, and YUM; as per Bob Evans’ 2014 Proxy Statement Note: Family & Casual Dining Peers (non - majority franchised) consist of: BJRI, BLMN, CAKE, CBRL, DRI , EAT, RRGB, and TXRH Note: We believe that Cracker Barrel is the most comparable family dining peer to Bob Evans

17 Strictly Confidential. Do Not Duplicate or Distribute. The Real Fundamental Choice: Credibility Despite what the Company claims, the Bob Evans 2014 Annual Meeting is NOT about any specific transaction The Bob Evans 2014 Annual Meeting is about the credibility of directors to represent the best interests of shareholders All eight of Sandell’s nominees are completely independent of Sandell Asset Management and are dedicated to effecting positive change in order to deliver increased value for ALL SHAREHOLDERS By expanding the size of their Board and leaving “two seats open to Sandell,” Bob Evans is in our view clearly attempting to minimize the robust accountability and fulsome changes which we believe need to occur in order to abolish what we believe is the current Board’s wasteful and apathetic culture Source: Bob Evans Investor Presentation (July/August 2014)

18 Strictly Confidential. Do Not Duplicate or Distribute. How does Bob Evans Have the Audacity to Question the Independence of the Shareholder Nominees? The slate of nominees put forward by Sandell have truly outstanding, unimpeachable reputations and longstanding track records of creating shareholder value Questioning the independence of this slate of nominees is deeply ironic considering: (a) T he majority of the current Directors on this Board have numerous personal connections to Chairman & CEO Steven Davis and amongst themselves (b) The outrageous and improper bylaw amendment authorized by the Board which was only repealed after two shareholders filed suit (c) The egregious and outdated perks the current Board had afforded itself, including health and life insurance Source: Bob Evans Investor Presentation (July/August 2014)

19 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans Accuses Sandell of Making Misleading Statements See our response on pages 20 - 21 to the Company’s attempt to distort the reality of its excessive SG&A The Company’s repeated excuses of cold weather and sow costs do not in anyway absolve the Company from consistently poor operating performance a) Is the Company now claiming that Corporate Headquarters Employee count is down to 260 from 512 in 2013? b) We believe revenue per corporate employee is a very relevant metric for evaluating overhead efficiency If corporate headcount is indeed down nearly 5 0%, why did the Company outgrow their old headquarters? Source: Bob Evans Investor Presentation (July/August 2014)

20 Strictly Confidential. Do Not Duplicate or Distribute. Attempt by Bob Evans to Distort SG&A Reality It is truly unbelievable to us when Bob Evans claims that their SG&A expenses as a percentage of revenue are “more in line with the peer average .” In our opinion, Bob Evans has manipulated its “facts” to a shocking degree when the Company : a) S ubtracts expenses associated with BEF Foods yet does not correspondingly reduce net sales by the sales of the BEF Foods division, ultimately distorting the ratio; and b) I gnores the fact that Bob Evans does not include advertising expense at the Restaurant segment in SG&A We believe that Bob Evans is guilty of insulting the intelligence of its shareholders Source: Bob Evans Investor Presentation (July/August 2014)

Excess SG&A Expenses by Any Measure and Across the Board

($ in thousands)

	BER	BEF
GAAP Segments as Reported		
Net Sales	$956,579	$371,973
Cost of Sales	244,871	204,199
Operating Wages and Fringe Benefits	360,646	40,689
Other Operating Expenses	164,901	33,733
Selling, General and Administrative	85,775	68,857
Depreciation and Amortization	63,672	15,584
Intangible Impairment	9,380	3,000
Loss on Sale of Mimi's Café	0	0
Operating Income (Loss)	$27,134	$5,991
Operating Income (Loss) as a % of Sales	2.8%	1.6%

Source: *Bob Evans Investor Presentation (July/ August 2014)*

$ in millions	Bob Evans	BEF Foods
Revenue	$956.6	$372.0
SG&A	85.8	68.9
% of Revenue	*8.97%*	*18.51%*

Note that SG&A expense as a % of revenue at BEF Foods is 18.5%, more than double the ratio at the Company's most relevant peers, Hormel and Hillshire. We refer to page 35 of exhibit 13.1 to the 10-K filed on 12/ 18/ 13 by Hormel, a direct competitor to BEF Foods, which indicates that Hormel's SG&A expense was 7.2% of revenue for the last fiscal year. Furthermore, page 13 of Exhibit 99.2 of the 8-K filed on 5/ 12/ 14 by Hillshire, another direct competitor to BEF Foods, discloses that Hillshire's SG&A expense was 8.8% of revenue.

Restaurant Segment SG&A (For those who include advertising)

$ in millions, last fiscal year	Bob Evans	Bloomin' Brands	Darden	Red Robin	Average ex-BOBE
Revenue	$956.6	$4,129.2	$6,285.6	$1,017.2	
SG&A (Inclusive of advertising)	112.8	268.9	663.5	124.3	
SG&A as a % of Revenue	**11.79%**	6.51%	10.56%	12.22%	**9.76%**

Note that SG&A expense as a % of revenue at Bob Evans Restaurants is materially higher than its peers, both exclusive and inclusive of advertising expense

Restaurant Segment SG&A (For those who exclude of advertising)

$ in millions, last fiscal year	Bob Evans	BJ's	Brinker	Cheesecake Factory	Cracker Barrel	Texas Roadhouse	Average ex-BOBE
Revenue	$956.6	$775.1	$2,846.1	$1,877.0	$2,644.6	$1,422.0	
SG&A (Exclusive of advertising)	85.8	49.1	134.5	114.7	143.3	77.3	
SG&A as a % of Revenue	**8.97%**	6.33%	4.73%	6.11%	5.42%	5.44%	**5.61%**

We note that the Company does not disclose actual corporate overhead but allocates it as it sees fit between the Restaurant segment and BEF Foods. Could the reason that Bob Evans has refused to pursue a separation of BEF Foods is because the Company's bloated corporate overhead would look even more inflated at a Company with a smaller revenue base?

Shareholders should not be misled; we believe that the Board of Directors has allowed for a wasteful, spendthrift ethos to pervade the Company for years, which is reflected by the Company's excessive SG&A

21 | Strictly Confidential. Do Not Duplicate or Distribute.

SANDELL CASTLERIGG INVESTMENTS

22 Strictly Confidential. Do Not Duplicate or Distribute. Hockey Stick Goals and No Believable Plan Why would shareholders trust Bob Evans’ “hockey stick” projections when the Company has consistently missed consensus earnings estimates and repeatedly reduced their guidance? Source: Bob Evans Investor Presentation (July/August 2014)

23 Strictly Confidential. Do Not Duplicate or Distribute. “Our number one complaint on Broasted Chicken was out of stock. So that just goes to show you the power of what this can do for us if we get the operations right .” - Steven Davis, Chairman & CEO of Bob Evans Bob Evans Q4 2014 Earnings Call (July 9, 2014) Are shareholders expected to hold out hope that Broasted Chicken will save Bob Evans? Is This the Company’s Plan? Source: Bob Evans Investor Presentation (July/August 2014)

24 Strictly Confidential. Do Not Duplicate or Distribute. Failing On All Fronts to “Drive Stockholder Value” Bob Evans Restaurants delivered - 2.1% “growth” in same store sales in FY 2014 The “rigorous and disciplined process” employed by the Bob Evans Board has proven itself to be highly flawed The plant closures/consolidations at BEF Foods resulted in $6.2 million in “start - up costs and lower production efficiency” at the Sulphur Springs facility in FY 2014 The sale of Mimi’s Cafes resulted in a loss of $157 million between its purchase for $183 million in FY 2005 and its sale for adjusted value of $26 million in FY 2013 Source: Bob Evans Investor Presentation (July/August 2014)

25 Strictly Confidential. Do Not Duplicate or Distribute. Misleading Representation of “Farm Fresh Refresh” Results Note that the Company shows incremental same store sales and not ACTUAL same store sales We believe the Company seeks to camouflage the disastrous “Farm Fresh Refresh” remodeling results Note that the Company neglects to show same store sales of Year - Two S tores Source: Bob Evans Investor Presentation (July/August 2014) Note that the Company does not disclose that it expects same store sales of - 2.5% to - 3.0% in 1Q of FY 2015, even after completion of the entire “Farm Fresh Refresh” program

26 Strictly Confidential. Do Not Duplicate or Distribute. The History of Mimi’s Café: Failed Board Stewardship of the Highest Order ▪ The six Directors shown to the left, in addition to two other current Directors, have all been on the Board since FY 2008 , during the time when Mimi’s Café started its five year precipitous decline in same store sales before being sold for a staggering loss of $157 million ▪ The failure of Mimi’s Café demonstrates the total lack of credibility of these Directors to be good stewards of shareholder capital ▪ We note that the new President of Mimi’s Café, put in place by Mimi’s new owners, placed the blame for Mimi’s decline squarely on Bob Evans, specifically citing “mismanagement from its previous owners ” Source: Bob Evans Investor Presentation (July/August 2014); Nation’s Restaurant News (September 4, 2013)

27 Strictly Confidential. Do Not Duplicate or Distribute. The History of Mimi’s Café: A Stunning Admission Source: Bob Evans Investor Presentation (July/August 2014) The implications behind this statement are staggering – this Board, and specifically eight current Directors on this B oard since to a review for over 20 consecutive quarters while it suffered through five straight years of declining same store sales, before selling it in FY 2013 for a $157 million loss, which amounted to 86% of its purchase price We believe the history of Mimi’s Café illustrates the danger posed to shareholders if the current stale, conflicted, and entrenched Directors remain on the Board

28 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans Routinely Claims a Commitment to “Corporate Governance Best Practices” Should a Company that claims to embrace good governance wait to get sued by multiple shareholders before overturning an entrenching bylaw amendment? Source: Bob Evans Investor Presentation (July/August 2014) Can a poorly performing Company that refuses to separate Chairman & CEO positions claim a commitment to “corporate governance best practices?” Who’s also the Chairman One only needs to read OKLAHOMA FIREFIGHTERS PENSION & RETIREMENT SYSTEM v. BOB EVAMS FARMS to review the extreme lengths the Company – and many of the current directors – went to in an effort to prevent the Board from being de - classified Who also is the Executive Chairman of Grief, Inc. – a Company who purchased a 49% interest in Bob Evans corporate jet

29 Strictly Confidential. Do Not Duplicate or Distribute. How Can Bob Evans Claim “Transparency” and “Fresh, Independent Thinking?” Source: Bob Evans Investor Presentation (July/August 2014) We believe that Bob Evans perverts the English language by claiming its commitment to “transparency and fresh, independent thinking”

30 Strictly Confidential. Do Not Duplicate or Distribute. “Transparency?” ■ In November of 2011, the Board sought to impose an improper Bylaw restriction on shareholders that would have further entrenched the Board by severely limiting the ability of shareholders to effect change by amending the Company’s Bylaws ● Specifically, the Board unilaterally adopted, without shareholder approval, a requirement that an 80 % supermajority shareholder vote be obtained in order for shareholders to amend the Bylaws ● This amendment was made less than three months after shareholders had overwhelmingly voted to reduce such a supermajority requirement to a majority threshold, and in any event was made in contravention of the terms of the then existing, Board - proposed bylaw Does a B oard that is committed to transparency quietly unwind shareholder rights? Source: SEC filings

"Fresh?"

Bob Evans Board Prior to Sandell's Nomination of Its Independent Slate

Director	Year Appointed	Tenure (Years)	TSR Relative to Family & Casual Dining Peers that are not majority-franchised[1]	TSR Relative to Cracker Barrel[1]
Larry C. Corbin	1981	33	-800.1%	-5,117.0%
Steven A. Davis	2006	8	2.1%	-100.2%
Michael J. Gasser	1997	17	-453.5%	-82.1%
E. Gordon Gee	2009	5	-95.6%	-213.2%
Mary Kay Haben	2012	2	-32.7%	-45.9%
E. W. Ingram III	1998	16	-264.0%	-38.0%
Cheryl C. Krueger	1993	21	-195.9%	7.0%
G. Robert Lucas	1986	28	-1,296.8%	-6,265.9%
Eileen A. Mallesch	2008	6	-97.3%	-222.7%
Paul S. Williams	2007	7	-27.6%	-125.4%
Average:		**14.3 Years**	**-330.4%**	**-1,228.5%**

The average tenure of S&P boards is 8.6 years[2]

What about this Board signals "fresh?"

1 Source: Bloomberg (as of April 21, 2014, which was prior to Sandell's nomination of its independent slate); Refresh Bob Evans analysis; Note: TSR measured from the date the Director joined the Board, with the exception of Ms. Krueger, Mr. Lucas, and Mr. Corbin, which used an estimated start date of 6/1/1993, 6/1/1986, and 6/1/1981 respectively

2 Source: Spencer Stuart Board Index 2013, page 17

SANDELL CASTLERIGG INVESTMENTS

31 Strictly Confidential. Do Not Duplicate or Distribute.

"Independent Thinking?"



Key
The Ohio State Univ.
The James Foundation
The Columbus Academy
Vorys, Sater
Greif, Inc.
State Auto
Columbus College A&D
Kraft Foods, Inc.
United Way Central Ohio
JobsOhio
Mary Haben
Gordon Gee
Bill Ingram
Michael Gasser
Cheryl Krueger
Steven Davis
Former CEO
Larry Corbin
Robert Lucas
Eileen Mallesch
Paul Williams

Note: We do not believe that there was a single, genuinely independent member on this Board of Directors before our involvement, nor do we believe that a reasonable person could fairly characterize any of the above Directors as an "Independent Outside Director" according to the ISS 2014 U.S. Proxy Voting Guidelines. Institutional Shareholder Services (ISS) defined an "Independent Outside Director" as one where there is: "No material connection to the company other than a board seat," where "material" is further defined as: "a standard of relationship (financial, personal or otherwise) that a reasonable person might conclude could potentially influence one's objectivity in the boardroom in a manner that would have a meaningful impact on an individual's ability to satisfy requisite fiduciary standards on behalf of shareholders" (emphasis added).

SANDELL CASTLERIGG INVESTMENTS

32 | Strictly Confidential. Do Not Duplicate or Distribute.

33 Strictly Confidential. Do Not Duplicate or Distribute. Investors : MacKenzie Partners, Inc . Dan Burch or Larry Dennedy (212) 929 - 5500 Press/Media : Sloane & Company Elliot Sloane or Dan Zacchei (212) 446 - 1860 or (212) 446 - 1882